Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

The Boards of Directors of
Lamar Advertising Company
and Lamar Media Corp.:

We consent to the use of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and all related financial statement schedules, management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our reports for the year ended December 31, 2006 refer to a change in the method of accounting for share-based payments and quantifying errors.

/s/  KPMG LLP

New Orleans, Louisiana
December 4, 2007